Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

DIVERSICARE HEALTHCARE SERVICES INC.
(a Delaware corporation)

WITH AND INTO

ADVOCAT INC.
(a Delaware corporation)

It is hereby certified that:

1.    Advocat Inc. is a business corporation of the State of Delaware.

2.    Advocat Inc. is the owner of all of the outstanding shares of common stock of Diversicare Healthcare Services Inc., which is incorporated under the laws of the State of Delaware and is hereinafter referred to as the “Subsidiary Corporation.”

3.    Advocat Inc. hereby merges the Subsidiary Corporation into Advocat Inc.

4.    The following is a copy of the resolutions adopted on February 28, 2013 by the Board of Directors of Advocat Inc. to merge the Subsidiary Corporation into Advocat Inc.:

RESOLVED, that the Subsidiary Corporation be merged into this Company, and that all of the estate, property, rights, privileges, powers, and franchises of the Subsidiary Corporation be vested in and held and enjoyed by this Company as fully and entirely and without change or diminution as the same were before held and enjoyed by the Subsidiary Corporation in its name;

RESOLVED, that this Company assume all of the obligations of the Subsidiary Corporation;

RESOLVED, that this Company shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and will cause to be performed all necessary acts within the State of Delaware;

RESOLVED, that pursuant to Section 253(b) of the Delaware General Corporation Law, upon the effective date of the merger, the name of this Company shall be changed from “Advocat Inc.” to “Diversicare Healthcare Services, Inc.”

5.    The effective date of the merger shall be March 15, 2013.

Exhibit 3.1

Executed on this 12th day of March, 2013.

ADVOCAT INC.,
a Delaware corporation

By:___/s/ James R. McKnight, Jr.______________
James R. McKnight, Jr.
Executive Vice President & Chief Financial     Officer

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